RCI 3Q18 Club & Restaurant Total & Same-Store Sales Continue to Grow

●	Total Club and Restaurant Sales of $42.1 Million—Up 14.0% YOY
●	Same-Store Sales of $36.6 Million—Up 5.0% YOY

HOUSTON—July 10, 2018—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurant segments for the third fiscal quarter ended June 30, 2018. The company plans to report complete 3Q18 results on August 9, 2018.

3Q18 vs. 3Q17

●	Total club and restaurant sales: $42.1 million compared to $36.9 million
●	Consolidated same-store sales: $36.6 million compared to $34.8 million
●	Nightclubs segment sales: $34.9 million compared to $32.3 million (38 units vs. 40)
●	Bombshells restaurant segment sales: $7.1 million compared to $4.6 million (6 units vs. 4)

* Current and historical Nightclubs and Bombshells segment sales data do not include revenues from non-core operations.

CEO Comment

Eric Langan, President and CEO, commented: “Fiscal 2018 sales have continued to do well with record third quarter club and restaurant sales and strong same-store sales.

“Nightclubs increased 8.2% in total sales and 5.1% on a same-store basis, while Bombshells grew 54.5% in total sales and 4.1% on a same-store basis. Last year’s two major acquisitions, Scarlett’s Cabarets in St. Louis and Miami, which occurred during 3Q17, transitioned into same-store sales over the course of 3Q18.

“New units added $2.7 million in sales. This reflected a full quarter of a Bombshells Restaurant & Bar on Highway 290 in Houston that opened in 4Q17, nearly a full quarter of another Bombshells in the Houston suburb of Pearland that opened in early April, and the late May acquisition of Kappa Kabanna, a small, well known gentlemen’s club in Central Illinois.

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“Our locations, in particular, our six Bombshells sports bars in Texas, benefited from increased traffic created by the Houston Rockets getting into the NBA Western Conference Finals, and the champion Houston Astros’ start of the professional baseball season.

“During 3Q18, an RCI subsidiary acquired Kappa Kabanna in Kappa, IL for $1.5 million ($0.5 million in cash and $1.0 million in 8% seller financing), including its real estate. The purchase was in line with our capital allocation strategy, which calls for valuations of 3-4x trailing 12-month EBITDA and cash on cash returns of at least 25-33%. Thrillist.com calls Kappa Kabanna one of the top gentlemen’s clubs in Illinois. We also decided to close Club Onyx Philadelphia after numerous attempts to improve results. We are now actively marketing the property.

“To sum up, our existing portfolio of clubs and restaurants continues to do well. We are in active discussions with prospective club acquisition targets. We also look forward to opening two more Bombshells in calendar 2018 and two more in calendar 2019, for a total of eight locations in the Greater Houston market and 10 in Texas.”

Notes

●	Current and historical Nightclubs and Bombshells segment sales data in quarterly sales news releases do not include revenues from non-core operations.
●	Sales numbers are preliminary and subject to final closing.
●	Unit counts are at period end.
●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition, and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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